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                   FINAL TERMS NO. 1757 DATED 30 OCTOBER 2007

                         QUEENSLAND TREASURY CORPORATION

                   ISSUE OF A$ $55,000,000.00 GLOBAL A$ BONDS
     GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
                   UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
       ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2013, CURRENTLY TOTALING A$2,441,840,000.00 (A$1,795,340,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 12, 2006, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website and the website of the United States Securities and Exchange Commission.

1. (i)  Issuer:                              Queensland Treasury Corporation

   (ii) Guarantor:                           The Treasurer on behalf of the
                                             Government of Queensland

2.      Benchmark line:                      2013
                                             (to be consolidated and form a
                                             single series with QTC 6% Global A$
                                             Bonds due 14 August, 2013, ISIN
                                             US748305BD00)

3.      Specific Currency or                 AUD ("A$")
        Currencies:

4. (i)  Issue price:                         97.525%

   (ii) Dealers' fees and                    No fee or commission is payable in
        commissions paid by Issuer:          respect of the issue of the bond(s)
                                             described in these final terms


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                                             (which will constitute a "pricing
                                             supplement" for purposes of any
                                             offers or sales in the United
                                             States or to U.S. persons).
                                             Instead, QTC pays fees and
                                             commissions in accordance with the
                                             procedure described in the QTC
                                             Offshore and Onshore Fixed Interest
                                             Distribution Group Operational
                                             Guidelines.

5.      Specified Denominations:             A$1,000

6. (i)  Issue Date:                          1 NOVEMBER 2007

   (ii) Record Date (date on and             6 February/6 August.  Security will
        from which security is Ex-           be ex-interest on and from 7
        interest):                           February/7 August.

   (iii)Interest Payment Dates:              14 February/14 August

7.      Maturity Date:                       14 August 2013

8.      Interest Basis:                      6 per cent Fixed Rate

9.      Redemption/Payment Basis:            Redemption at par

10.     Change of Interest Basis or          Not Applicable
        Redemption/Payment Basis:

11.(i)  Status of the Bonds:                 Senior and rank pari passu with
                                             other senior, unsecured debt
                                             obligations of QTC

   (ii) Status of the Guarantee:             Senior and ranks pari passu with
                                             all its other unsecured obligations

12.     Method of distribution:              Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.     Fixed Rate Note Provisions
        Applicable

   (i)  Rate(s) of Interest:                 6 percent per annum payable semi-
                                             annually in arrears

   (ii) Interest Payment Date(s):            14 February and 14 August in each
                                             year up to and including the
                                             Maturity Date

   (iii)Fixed Coupon Amount(s):              A$30 per A$1,000 in nominal amount

   (iv) Determination Date(s):               Not Applicable

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   (v)  Other terms relating to the          None
        method of calculating
        interest for Fixed Rate
        Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14.     Final Redemption Amount:             A$1,000 per bond of A$1,000
                                             Specified Denomination (N.B. If the
                                             Final Redemption Amount is
                                             different from 100% of the nominal
                                             value the Notes will be derivative
                                             securities for the purposes of the
                                             Prospectus Directive and the
                                             requirements of Annex XII to the
                                             Prospectus Directive Regulation
                                             will apply and the Issuer will
                                             prepare and publish a supplement
                                             to the prospectus supplement)

15.     Early Redemption                     Not Applicable
        Amount(s) payable on
        redemption for taxation
        reasons or on event of
        default and/or the method
        of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.     Form of Bonds:                       Permanent Global Note not
                                             exchangeable for Definitive Bonds

17.     Additional Financial                 Not Applicable
        Centre(s) or other special
        provisions relating to
        Payment Dates:

18.     Talons for future Coupons            No
        or Receipts to be attached
        to Definitive Bonds (and
        dates on which such Talons
        mature):

19.     Other terms or special               Not Applicable
        conditions:

                                  DISTRIBUTION

20.(i)  If syndicated, names and             Not Applicable
        addresses of Managers and
        underwriting commitments:

   (ii) Date of Dealer Agreement:            30 OCTOBER 2007 (the "Trade Date")

   (iii)Stabilizing Manager(s) (if           Not Applicable
         any):
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21.     If non-syndicated, name              COMMONWEALTH BANK OF AUSTRALIA
        and address of                       LEVEL 4
        relevant  Dealer:                    CNR PITT ST & MARTIN PLACE
                                             SYDNEY NSW 2000

22.     Whether TEFRA D or                   TEFRA Not Applicable
        TEFRA C rules applicable or
        TEFRA rules not applicable:

23.     Additional selling                   Not Applicable
        restrictions:

LISTING APPLICATION

These final terms comprise the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:

By:
    ---------------------------------
        Duly authorized

                           PART B - OTHER INFORMATION

1.      LISTING AND ADMISSION TO
        TRADING

(i)     Listing:                             Bourse de Luxembourg.

(ii)    Admission to trading:                Application has been made for the
                                             bonds to be admitted to trading on
                                             the regulated market of the Bourse
                                             de Luxembourg with effect from the
                                             Issue Date.

2.      RATINGS

        Ratings:                             The bonds to be issued have been
                                             rated:

                                             S&P:              AAA
                                             Moody's:          Aaa

                                             An obligation rated 'AAA' by S&P
                                             has the highest credit rating
                                             assigned by Standard & Poor's.
                                             The obligor's capacity to meet its
                                             financial commitment on the
                                             obligation is extremely strong.

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                                             Obligations rated Aaa by Moody's
                                             are judged to be of the highest
                                             quality with minimal credit risk.

                                             A credit rating is not a
                                             recommendation to buy, sell or hold
                                             securities and may be revised or
                                             withdrawn by the rating agency at
                                             any time. Each rating should be
                                             evaluated independently of any
                                             other rating.

3.      INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.      REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)     Reasons for the Offer:               See "Use of Proceeds" section in
                                             the prospectus supplement.

(ii)    Estimated net proceeds:              Not Applicable.

(iii)   Estimated total expenses:            Not Applicable.

5.      YIELD

        Indication of yield:                 6.795%

                                             Calculated as 7 basis points less
                                             than the yield on the equivalent A$
                                             Domestic Bond issued by the Issuer
                                             under its Domestic A$ Bond Facility
                                             on the Trade Date.

                                             The yield is calculated on the
                                             Trade Date on the basis of the
                                             Issue Price. It is not an
                                             indication of future yield.

6.      OPERATIONAL INFORMATION

(i)     ISIN Code:                           US748305BD00

(ii)    Common Code:                         014569359

(iii)   CUSIP Code:                          748305BD0

(iv)    Any clearing system(s) other than    Not Applicable
        Depositary Trust
        Company, Euroclear Bank S.A./N.V.
        and Clearstream Banking, societe
        anonyme and the relevant
        identification number(s):

(v)     Delivery:                            Delivery free of payment

(vi)    Names and addresses of additional    Not Applicable
        Paying Agent(s) (if any):